Worthington Reports Second Quarter Fiscal 2019 Results

COLUMBUS, Ohio, December 18, 2018 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $958.2 million and net earnings of $34.0 million, or $0.57 per diluted share, for its fiscal 2019 second quarter ended November 30, 2018. Net earnings in the quarter included pre-tax restructuring charges totaling $0.4 million, which reduced earnings per diluted share by $0.01.  In the second quarter of fiscal 2018, the Company reported net sales of $871.3 million and net earnings of $39.4 million, or $0.62 per diluted share.  Net earnings in the second quarter of fiscal 2018 included pre-tax impairment charges of $8.3 million and a net pre-tax restructuring gain of $9.7 million, which combined to increase earnings per diluted share by $0.01.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2019	1Q 2019	2Q 2018	6M 2019	6M 2018
Net sales	$958.2	$988.1	$871.3	$1,946.3	$1,719.5
Operating income	35.9	50.9	52.1	86.8	94.3
Equity income	21.1	30.0	16.4	51.1	43.8
Net earnings	34.0	54.9	39.4	88.9	84.9
Earnings per diluted share	$0.57	$0.91	$0.62	$1.48	$1.33

“I am pleased with the way our teams executed in a challenging environment,” said John McConnell, Chairman and CEO.  “We faced headwinds in the quarter due to rising input costs and lower spreads in our Steel Processing business, but volumes for our key markets remained solid and our employees continue to work hard to make improvements.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2019 were $958.2 million, up 10% over the comparable quarter in the prior year, when net sales were $871.3 million. The increase was primarily driven by higher

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Worthington Industries

June 27, 2017

average direct selling prices in Steel Processing, partially offset by lower net sales in the consumer products business in Pressure Cylinders.

Gross margin for the current quarter decreased $19.1 million from the prior year quarter to $120.9 million.  The decrease was driven by compressed direct spreads in Steel Processing and lower volume and higher material and conversion costs in Pressure Cylinders.

Operating income for the current quarter was $35.9 million, a decrease of $16.2 million from the prior year quarter.  The impact of lower gross margin was partially offset by lower SG&A expense which was down $4.8 million, due primarily to lower profit sharing and bonus accruals.

Interest expense was $9.5 million for the current quarter, compared to $10.0 million in the prior year quarter.  The decrease was due primarily to lower average debt levels.

Equity income from unconsolidated joint ventures increased $4.6 million over the prior year quarter to $21.1 million primarily on higher contributions from WAVE, up $4.7 million from the prior year quarter when a new cost-sharing agreement between the joint venture and its partners resulted in a $3.6 million reduction in equity income.  The Company received cash distributions of $90.5 million from its unconsolidated joint ventures during the quarter, including $60.0 million of one-time special distributions from WAVE.

Income tax expense was $11.1 million in the current quarter compared to $18.2 million in the prior year quarter.  The decrease was due primarily to lower earnings and a lower statutory federal corporate income tax rate as a result of the Tax Cuts and Jobs Act which lowered the corporate income tax rate from 35% to 21% effective January 1, 2018.  Tax expense in the current quarter reflects an estimated annual effective income tax rate of 23.4% compared to 30.0% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $749.8 million, down $0.3 million from August 31, 2018.  The Company had $93.0 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $635.0 million, up 18%, or $96.6 million, over the comparable prior year quarter driven primarily by higher average direct selling prices.  Operating income of $25.0 million was $16.1 million less than the prior year quarter when the sale of the PSM real estate resulted in a net

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Worthington Industries

December 18, 2018

restructuring gain of $10.3 million.  Excluding the gain, operating income was down $5.8 million driven primarily by lower direct spreads, which continue to be negatively impacted by an expanding gap between the cost of steel and scrap prices.   The mix of direct versus toll tons processed was 56% to 44% in the current quarter, compared to 57% to 43% in the prior year quarter.

Pressure Cylinders’ net sales totaled $294.4 million, down 2%, or $6.5 million, as consumer products in the prior year quarter benefited from hurricane-driven demand. Volume decreases in the industrial products and oil & gas equipment businesses were largely offset by favorable pricing and mix.   Operating income of $14.8 million was $9.9 million less than the prior year quarter as margins compressed due to higher material and conversion costs and lower volumes in both the industrial products and consumer products businesses.

Engineered Cabs’ net sales totaled $28.7 million, down $1.7 million, or 6%, from the prior year quarter on lower volume.  The operating loss of $3.4 million was $1.8 million higher than the prior year quarter due to lower volume and startup costs associated with a new fabricated products operation.

Recent Business Developments

•	During the quarter, the Company repurchased a total of 1,500,000 common shares for $63.6 million at an average price of $42.39.
•

In September 2018, the Company received a cash distribution of $35.0 million from WAVE representing the primary portion of its share of the proceeds received by Armstrong World Industries, Inc. (“AWI”) in connection with the pending sale of the combined international operations of WAVE and AWI.  The Company expects to realize total proceeds of approximately $45 million in connection with the sale transaction.

•	In October 2018, the Company received a $25.0 million one-time special cash distribution from WAVE in connection with a financing transaction completed by WAVE in October 2018.
•

On Aug. 22, 2018, Andy Rose was named President and continued to serve as Chief Financial Officer on an interim basis until Nov. 1, 2018, when the Company announced that Joseph Hayek was named Vice President and Chief Financial Officer.

Outlook

“Despite a challenging quarter, we are making good progress on recovering margins, and anticipate continued solid end market demand," McConnell said.  “I am confident that our teams across the company are executing strategies focused on accelerating our growth, and delivering innovative solutions to our customers.”

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Worthington Industries

December 18, 2018

Conference Call

Worthington will review fiscal 2019 second quarter results during its quarterly conference call on December 18, 2018, at 2:30 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 83 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the

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projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; the expected impact of the provisions of the Tax Cuts and Jobs Act (the “TCJA”) on the Company; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, and other changes in trade regulations; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the actual impact on the Company’s business of the TCJA differing materially from the Company’s estimates; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May

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31, 2018.

WORTHINGTON INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Net sales	$958,226	$871,266	$1,946,333	$1,719,503
Cost of goods sold	837,292	731,187	1,682,402	1,446,646
Gross margin	120,934	140,079	263,931	272,857
Selling, general and administrative expense	84,668	89,425	175,309	177,674
Impairment of goodwill and long-lived assets	-	8,289	2,381	8,289
Restructuring and other expense (income), net	402	(9,694)	(534)	(7,390)
Operating income	35,864	52,059	86,775	94,284
Other income (expense):
Miscellaneous income, net	1,432	1,321	1,697	1,669
Interest expense	(9,472)	(10,038)	(19,200)	(18,845)
Equity in net income of unconsolidated affiliates	21,087	16,445	51,095	43,751
Earnings before income taxes	48,911	59,787	120,367	120,859
Income tax expense	11,119	18,165	25,617	31,163
Net earnings	37,792	41,622	94,750	89,696
Net earnings attributable to noncontrolling interests	3,790	2,219	5,806	4,759
Net earnings attributable to controlling interest	$34,002	$39,403	$88,944	$84,937

Basic
Average common shares outstanding	57,716	61,503	58,226	61,976
Earnings per share attributable to controlling interest	$0.59	$0.64	$1.53	$1.37

Diluted
Average common shares outstanding	59,338	63,468	60,013	64,044
Earnings per share attributable to controlling interest	$0.57	$0.62	$1.48	$1.33

Common shares outstanding at end of period	56,957	60,755	56,957	60,755

Cash dividends declared per share	$0.23	$0.21	$0.46	$0.42

WORTHINGTON INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30,	May 31,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$93,027	$121,967
Receivables, less allowances of $650 and $632 at November 30, 2018
and May 31, 2018, respectively	518,006	572,689
Inventories:
Raw materials	267,871	237,471
Work in process	111,158	122,977
Finished products	109,713	93,579
Total inventories	488,742	454,027
Income taxes receivable	18,079	1,650
Assets held for sale	7,395	30,655
Prepaid expenses and other current assets	62,367	60,134
Total current assets	1,187,616	1,241,122
Investments in unconsolidated affiliates	221,701	216,010
Goodwill	342,126	345,183
Other intangible assets, net of accumulated amortization of $82,659 and
$74,922 at November 30, 2018 and May 31, 2018, respectively	205,142	214,026
Other assets	21,570	20,476
Property, plant and equipment:
Land	24,066	24,229
Buildings and improvements	308,549	300,542
Machinery and equipment	1,045,864	1,030,720
Construction in progress	45,077	32,282
Total property, plant and equipment	1,423,556	1,387,773
Less: accumulated depreciation	839,274	802,803
Total property, plant and equipment, net	584,282	584,970
Total assets	$2,562,437	$2,621,787

Liabilities and equity
Current liabilities:
Accounts payable	$406,444	$473,485
Accrued compensation, contributions to employee benefit plans and
related taxes	69,611	96,487
Dividends payable	14,348	13,731
Other accrued items	57,864	57,125
Income taxes payable	1,276	4,593
Current maturities of long-term debt	1,387	1,474
Total current liabilities	550,930	646,895
Other liabilities	73,053	74,237
Distributions in excess of investment in unconsolidated affiliate	122,806	55,198
Long-term debt	748,392	748,894
Deferred income taxes, net	81,001	60,188
Total liabilities	1,576,182	1,585,412
Shareholders' equity - controlling interest	868,672	918,769
Noncontrolling interests	117,583	117,606
Total equity	986,255	1,036,375
Total liabilities and equity	$2,562,437	$2,621,787

WORTHINGTON INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Operating activities:
Net earnings	$37,792	$41,622	$94,750	$89,696
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,525	26,283	48,018	51,648
Impairment of goodwill and long-lived assets	-	8,289	2,381	8,289
Provision for (benefit from) deferred income taxes	3,289	(583)	22,223	7,351
Bad debt (income) expense	32	41	253	(21)
Equity in net income of unconsolidated affiliates, net of distributions	14,182	2,952	4,163	(4,803)
Net (gain) loss on assets	(312)	(10,680)	2,403	(9,255)
Stock-based compensation	3,456	3,787	6,612	7,194
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	40,838	(46,097)	54,247	16,581
Inventories	5,866	9,871	(37,471)	(24,825)
Prepaid expenses and other current assets	(13,249)	3,622	(21,668)	4,765
Other assets	(1,194)	(626)	(1,260)	(976)
Accounts payable and accrued expenses	(71,711)	(21,577)	(100,496)	(48,368)
Other liabilities	2,190	2,478	994	5,461
Net cash provided by operating activities	44,704	19,382	75,149	102,737

Investing activities:
Investment in property, plant and equipment	(21,741)	(23,678)	(41,175)	(41,691)
Acquisitions, net of cash acquired	-	(523)	-	(285,028)
Distributions from unconsolidated affiliates	55,201	-	55,201	-
Proceeds from sale of assets	170	16,312	20,447	16,739
Net cash provided (used) by investing activities	33,630	(7,889)	34,473	(309,980)

Financing activities:
Net proceeds from short-term borrowings, net of issuance costs	-	302	-	600
Proceeds from long-term debt, net of issuance costs	-	(594)	-	197,685
Principal payments on long-term debt	(371)	(220)	(801)	(439)
Payments for issuance of common shares, net of tax withholdings	(658)	(722)	(4,749)	(3,996)
Payments to noncontrolling interests	(4,007)	(3,196)	(6,327)	(3,916)
Repurchase of common shares	(63,581)	(67,448)	(100,433)	(112,524)
Dividends paid	(13,533)	(13,256)	(26,252)	(26,034)
Net cash provided (used) by financing activities	(82,150)	(85,134)	(138,562)	51,376

Decrease in cash and cash equivalents	(3,816)	(73,641)	(28,940)	(155,867)
Cash and cash equivalents at beginning of period	96,843	195,855	121,967	278,081
Cash and cash equivalents at end of period	$93,027	$122,214	$93,027	$122,214

WORTHINGTON INDUSTRIES, INC.

SUPPLEMENTAL DATA

(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Volume:
Steel Processing (tons)	950,977	921,961	1,934,067	1,890,291
Pressure Cylinders (units)	20,143,311	23,321,823	41,942,409	43,763,099

Net sales:
Steel Processing	$635,043	$538,390	$1,295,530	$1,081,881
Pressure Cylinders	294,447	300,862	594,800	570,673
Engineered Cabs	28,729	30,404	55,981	62,350
Other	7	1,610	22	4,599
Total net sales	$958,226	$871,266	$1,946,333	$1,719,503

Material cost:
Steel Processing	$482,915	$380,328	$961,002	$759,548
Pressure Cylinders	133,442	129,981	272,186	250,612
Engineered Cabs	12,632	14,934	24,943	29,151

Selling, general and administrative expense:
Steel Processing	$33,959	$33,543	$73,996	$70,071
Pressure Cylinders	44,805	46,312	91,578	91,780
Engineered Cabs	4,463	4,233	8,925	8,502
Other	1,441	5,337	810	7,321
Total selling, general and administrative expense	$84,668	$89,425	$175,309	$177,674

Operating income (loss):
Steel Processing	$25,016	$41,130	$64,676	$74,002
Pressure Cylinders	14,758	24,675	29,491	35,133
Engineered Cabs	(3,371)	(1,587)	(7,682)	(1,948)
Other	(539)	(12,159)	290	(12,903)
Total operating income	$35,864	$52,059	$86,775	$94,284

Equity income (loss) by unconsolidated affiliate:
WAVE	$18,419	$13,729	$40,427	$35,957
ClarkDietrich	(460)	374	3,014	1,081
Serviacero Worthington	2,639	1,514	6,256	4,488
ArtiFlex	412	865	1,163	2,348
Other	77	(37)	235	(123)
Total equity income	$21,087	$16,445	$51,095	$43,751

WORTHINGTON INDUSTRIES, INC.

SUPPLEMENTAL DATA

(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Volume (units):
Consumer products	16,980,934	19,498,496	34,709,912	35,852,923
Industrial products	3,162,063	3,822,608	7,231,559	7,908,754
Oil & gas equipment	314	719	938	1,422
Total Pressure Cylinders	20,143,311	23,321,823	41,942,409	43,763,099

Net sales:
Consumer products	$117,194	$123,236	$234,017	$231,917
Industrial products	152,018	152,407	304,865	289,100
Oil & gas equipment	25,235	25,219	55,918	49,656
Total Pressure Cylinders	$294,447	$300,862	$594,800	$570,673

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended November 30,		Six Months Ended November 30,
	2018	2017	2018	2017
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	964	2,381	964
Engineered Cabs	-	-	-	-
Other	-	7,325	-	7,325
Total impairment of goodwill and long-lived assets	$-	$8,289	$2,381	$8,289

Restructuring and other expense (income), net:
Steel Processing	$-	$(10,335)	$(9)	$(10,056)
Pressure Cylinders	402	488	(525)	2,365
Engineered Cabs	-	(82)	-	(78)
Other	-	235	-	379
Total restructuring and other expense (income), net	$402	$(9,694)	$(534)	$(7,390)